UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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NYLI CBRE GLOBAL INFRASTRUCTURE MEGATRENDS TERM FUND

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September 15, 2025

Dear Shareholder:

This year’s October 1, 2025 Annual Meeting of Shareholders is critical to determining the future of the NYLI CBRE Global Infrastructure Megatrends Term Fund (the “Fund” or “MEGI”). Your vote, no matter the number of shares you own, will have a significant impact on our Fund’s success. MEGI’s Board of Trustees recommends that you vote on the WHITE proxy card today.

Vote all WHITE proxy cards you receive from MEGI.	Discard any and all GOLD proxy cards you receive from Saba Capital Management, L.P. (“Saba”).

We encourage you to consider the following as you make your decision:

MEGI’s Board has been proactive in efforts to close the discount:	Saba’s proposed change to our Fund’s Independent trustees and elimination of the classified board structure is not warranted:

–   Approved a 15% increase to our Fund’s monthly distribution.

–   Renamed our Fund with the goal of highlighting limited-term structure designed to benefit long-term shareholders and increasing secondary trading market liquidity for the Fund’s shares.

–   Initially structured our Fund as a term trust to ensure long term investors receive NAV upon termination of the trust.

–   The Board maintains confidence in its ability and the investment managers ability to deliver attractive total returns and income over the life of our Fund.

–   The Board and Fund management are committed to continued thoughtful actions designed to enhance long-term shareholder value and improving the relationship between our Fund’s Net Asset Value (NAV) and its market price.

–   Our Fund’s classified board structure supports stability, continuity, independence, and long-term planning.

Following the increase in our Fund’s regular monthly distribution, MEGI’s discount has gradually improved.

•	Our Fund’s discount has narrowed by 57% from -13.78% on August 31, 2023 to -5.87% on September 2, 2025.

MEGI04

Source: Morningstar Direct, as of 9/2/2025.

Bottom Line

Our Fund is under attack by Saba. Saba is a New York City based hedge fund manager with a long and established history of acting in its own self-interest, including implementing initiatives that are intended to generate short-term profits to the benefit of Saba and its investors. Saba sent you proxy materials asking for your vote on an opposing trustee nominee and a non-binding shareholder proposal for inclusion in the Fund’s proxy statement to eliminate our Fund’s classified board structure. Adding Saba’s trustee nominee to the Board could disrupt MEGI’s operations, and Saba’s trustee nominee may propose a liquidity event that could adversely impact our Fund.

Additionally, our Fund’s classified board structure supports stability, continuity, independence, and long-term planning. This structure has been in place, and disclosed to Fund investors, since the Fund’s inception. The Board does not have the power to declassify itself and only shareholders have the authority to amend our Fund’s governing documents.

Our Fund plans to fight vigorously against Saba’s trustee nominee and will continue fighting for ALL shareholders. As such, we ask that Saba’s Gold proxy cards be discarded.

If you have already signed and returned a gold proxy card, you have the right as a shareholder of our Fund to change your vote before the meeting takes place. You can do this by signing and returning the WHITE proxy card sent to you by our Fund, which will replace the proxy card you previously voted. If you have any questions, please contact our Proxy Solicitor, EQ Fund Solutions, at 800-848-3402, Monday through Friday between the hours of 9:00 AM and 10:00 PM Eastern Time. Thank you for voting.

Sincerely,

Kirk C. Lehneis

President

NYLI CBRE Global Infrastructure Megatrends Term Fund

“New York Life Investments” is both a service mark, and the common trade name, of certain investment advisors affiliated with New York Life Insurance Company.

MEGI04